Exhibit 99

Host America’s Energy Division Announces Wal-Mart Transaction

Ten Store First-Phase for LightMasterPlus®

Hamden, CT, July 12, 2005 – Host America Corporation (NASDAQ-CAFE) announced today that it will start surveying 10 Wal-Mart stores in the southwest, in preparation for installation of its LightMasterPlus® on the fluorescent lighting system of each store.  The LightMasterPlus® has been tested since November, 2004, at Oklahoma Gas & Electric, in Oklahoma City, with very good results.  Simultaneously, testing took place at one of the company’s stores in Texas for over six months, which reported a 19% energy savings.  Recently, the US Department of Energy at Oak Ridge National Laboratory, Oak Ridge, TN, conducted extensive testing of the product for energy savings and the effect on ballasts, fixtures and tubes.  The results showed the product saved 15% - 30% on fluorescent lighting and that it reduced temperatures in the ballast.  This shows that it does not degrade the specific life expectancy of the ballast.  “This is a major event for our company, which we have been working towards since last year.  We expect this prestigious customer will like the savings they receive from this first-phase roll-out and believe that the next phase will involve a significant number of stores,” said Company CEO, Geoffrey Ramsey.

The Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 504 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food and energy markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Jim Blackman, PR Financial Marketing, L.L.C. (713) 256-0369 or Mark Miller, East West Network Group (770) 436 - 7429